EX-21 LIST OF SUBSIDIARIES

                              LIST OF SUBSIDIARIES

          Subsidiary Name                  State of Incorporation

          ---------------                  ----------------------
          ConSyGen Arizona, Inc.                  Arizona

          BizPay International, Inc.              Delaware

          BizPay USA, Inc.                        Nevada